Exhibit 99.1

Calyxt Reports Record Fourth Quarter and Full Year 2019 Financial Results

2019 Revenue of $7.3 Million and Expects 2020 Revenue to Nearly Double

Expanded Product Pipeline to Nine Crops and 14 Projects Under Development, Compared to Five Crops and Six Projects Under Development One Year Ago

Management to Host Conference Call Today at 8:30 a.m. EST

Roseville, MN – March 5, 2020 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, has reported its financial results for the fourth quarter and full year ended December 31, 2019.

Key Fourth Quarter and 2019 Financial Highlights

•	Fourth quarter revenue increased to $3.8 million driven entirely by increased sales volumes of high oleic (HO) soybean oil and soybean meal.
•	Net cash used in the fourth quarter was $7.9 million, reflecting savings and efficiencies over previously announced financial guidance of $3.0 million to $3.25 million per month of net cash used.
•

Revenue for 2019 increased to $7.3 million driven by the launch of HO soybean oil and soybean meal. As of December 31, 2019, all the HO soybean meal produced from the 18,000 acres harvested in 2018 has been sold.

•

Net cash used in 2019 was $35.3 million, compared to $18.4 million in 2018 excluding the benefit from our May 2018 follow-on capital raise. The commercialization of our HO soybean products, including investment in personnel and purchases of grain, drove the increase in cash used year over year.

•	Cash and cash equivalents totaled $58.6 million as of December 31, 2019.
•	Operational savings reflect a cash runway into mid-2021.

Key Fourth Quarter 2019 and Early 2020 Operational Highlights

Product Development and Intellectual Property

•	Product development efforts are focused on:
o	People: health and wellness benefits including better tasting plant proteins, gluten free alternatives, heart health, higher fiber, and reduced allergens
o	Planet: sustainability benefits including projects in alfalfa, hemp, potatoes, and soybeans

Exhibit 99.1

•	Expanded R&D pipeline to 14 product candidates, comprised of three product candidates in Phase 2 and eleven product candidates in Phase I or Discovery.
•

We expect to launch at least six product candidates from now through 2024, including our hemp product candidate in 2020, our alfalfa product in 2021 through our collaboration with S&W Seed Company (NASDAQ: SANW), our high fiber wheat product candidate as early as 2022, and four additional product candidates either via our integrated business model or in collaboration with third parties.

•

The first product from our new hemp breeding program is set for commercial launch in the second quarter of 2020. This product leverages our plant breeding expertise as no gene editing was required to make the valued crop improvement.

•	Achieved several R&D improvements including:
o	50 percent improvement in the assembly time to make a new TALEN® construct, improving our capacity to make new types of plant edits
o	Cut the cycle time necessary to develop an edited plant in half, further accelerating development progress
•

Enhanced robust patent estate to approximately 70 patent families comprised of approximately 300 patents and over 100 patent applications. These are comprised of owned and in-licensed assets across gene editing tools, enabling technologies, product concepts, and germplasm varieties.

Commercialization

•

Received a series of purchase orders for future deliveries of our HO soybean oil to be used as a plant-based alternative to synthetic fluids. These orders, which are subject to industry-standard trading rules for soybean oil, are from a new, world-class customer that operates in all four premium oil target market segments: foodservice, food ingredients, industrial, and animal nutrition.

•	Added another top-tier U.S. foodservice distributor, brought on multiple restaurant chains, and expanded geographically in the Midwest and Southeast.
•

Expected to have 25 percent share of all HO soybean acres in the United States in 2020, nearly tripling planted acres from 2019 and exceeding goal of doubling acres annually. Market share gains are driven by expansion of distribution into Iowa, Nebraska, and Kansas, giving Calyxt access to 45 percent of the soybean acres in the United States.

Team

•	Further strengthened scientific and operations teams to support commercial growth opportunities with the appointments of:

Exhibit 99.1

o	Agribusiness veteran Vince Restucci as Vice President of Agronomy Services, and effective in early February 2020, he also leads supply chain and commercial seed production
o	Scientific talent Bobby Williams, Ph.D. as Director of Gene Editing to further expand innovation, product pipeline, and trait discovery efforts as well as inform product advancement decisions

Environmental, Social & Governance (ESG)

•	We established ESG guiding principles and, going forward, expect to develop and report on our ESG accomplishments as much of our innovation is focused in this area.

Full Year 2019 Operational Highlights

•	Built and strengthened leadership, scientific, and operations teams to support commercial growth opportunities with the appointments of:
o	Bill Koschak as Chief Financial Officer
o	Debra Frimerman as General Counsel
o	Travis Frey, Ph.D. as Chief Technology Officer
o	Keith Blanks as Senior Vice President of Sales and Marketing
•	Completed end-to-end supply chain to enable soybean crushing at scale.

Management Commentary

“2019 was a transformative year for Calyxt centered around four major achievements: first, we built the team to execute on our technology-focused business plan; second, we transformed our R&D team and its work systems; third, we established our soybean supply chain to support our growth trajectory and our future wheat product launch; and fourth, we were the first company to commercialize a gene edited food product focused on consumer health, right here in the United States,” said Jim Blome, Chief Executive Officer of Calyxt.

“The commercialization of our HO soybean products serves as proof of concept and sets the stage for future growth. We intend to introduce new products leveraging a capital-light business model while monetizing multiple collaboration projects. Collaboration revenues are expected to be highly accretive to our current gross margins. We also intend to begin optimizing our soybean gross margins in 2020. We have proven to the world that TALEN® technology, which powers our innovation platform, is capable of improving plants, enabling us to bring healthier and more sustainable products to market.”

“We have assembled an industry-leading team across all our major functions. We have energized the organization and revitalized our product pipeline, more than doubling the projects now under development compared to this time a year ago. We are focused on delivering high value projects to the market,” continued Blome.

Exhibit 99.1

“Our HO soybean oil has a robust sales funnel and is being tested by multiple customers. The oil orders we received in early 2020 are a validation of our HO soybean oil’s capability and performance. To meet the expected demand for our oil, we nearly tripled our contracted soybean acreage compared to 2019 planting and expect to have a 25 percent market share of all HO soybean acres planted in the United States in 2020.”

“All of this sets the stage for a breakthrough 2020, where we expect to power our R&D pipeline with new projects and tools as well as enhanced processes, initiate consultations with regulatory authorities, and continue to make stage advancements in our development process. We expect to begin selling hemp plants we produced using traditional plant breeding techniques. This will be the launch of our second product, and our first of several expected innovations from Calyxt in hemp. What excites me most about this launch is that our scientific team was presented with a challenge in hemp and was able to develop a solution – including a strategy, tools, and work processes – in just a few short months, demonstrating the power of our team. Specific to our soybean products, we expect to expand our customer base across our prioritized market segments, realize synergies in our supply chain, and improve our gross margin profile. We also expect to develop metrics and report on our ESG accomplishments, as much of our innovation is focused in this area as we aggressively push our efforts to revolutionize agriculture.”

“I look forward to providing an update on our technology and R&D pipeline during our upcoming analyst day in the second quarter, and our CFO, Bill Koschak, will be sharing our story with institutional investors at the upcoming 32nd Annual ROTH Conference in Orange County, California on March 16th,” concluded Blome.

Fourth Quarter 2019 Financial Results

•	Revenue increased to $3.8 million, entirely from increased sales volumes of HO soybean oil and soybean meal. HO soybean oil revenue represented 32 percent of total revenue in the period.
•	Cost of goods sold increased to $5.4 million reflecting the cost of product sold in the period.
•

Gross margin as reported decreased $1.7 million reflecting the higher costs we have experienced at this early stage of commercialization of our HO soybean products. Gross margin, as adjusted, a non-GAAP measure, was negative $1.6 million, or 43 percent, as compared to negative $1.7 million, or 44 percent, as reported under GAAP. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of gross margin, as adjusted, and a reconciliation to gross margin, the most comparable GAAP measure.

•

R&D expenses were $3.7 million, compared to $2.5 million in the fourth quarter of 2018. The increase in R&D expenses is primarily due to $1.3 million of higher non-cash stock compensation expenses, $0.3 million of additional personnel costs, and $0.2 million of

Exhibit 99.1

incremental lab supplies and outsourcing costs. These increases were partially offset by a $1.2 million decrease in grain costs expensed as R&D in 2018.
•

Selling and supply chain (S&SC) expenses were $1.7 million, compared to $0.7 million in the fourth quarter of 2018. The increase in S&SC expenses was driven by $0.4 million of additional personnel costs, $0.3 million incremental allocated expenses for facilities and information technology expenses, and $0.2 million of higher non-cash stock compensation expenses, all the result of our commercialization and acreage expansion in 2019 and 2020.

•

General and administrative (G&A) expenses were $4.7 million, compared to $5.1 million in the fourth quarter of 2018. The decrease was driven by $0.3 million of lower non-cash stock compensation expenses and $0.3 million of lower Section 16 officer transition expenses. Other increases in personnel costs and professional services expenses were partially offset by the benefit of internalizing certain services previously provided by Cellectis, our majority stockholder.

•

Net cash used was $7.9 million, compared to $6.6 million in the fourth quarter of 2018, reflecting the increase in personnel year-over-year, higher non-cash stock compensation expense, and the commercialization of HO soybean products.

•	Net loss was $12.2 million, or $(0.37) per basic and diluted share, compared to a net loss of $8.5 million, or $(0.27) per basic and diluted share for the fourth quarter of 2018.
•

Adjusted EBITDA, a non-GAAP measure, increased to a loss of $8.7 million in the fourth quarter 2019 compared to a loss of $5.5 million in the fourth quarter of 2018 driven by increased personnel costs, as the costs of commercialization in 2019 were largely offset by reductions in grain costs expensed as R&D in 2018. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation to net loss, the most comparable GAAP measure.

•	Cash and cash equivalents totaled $58.6 million as of December 31, 2019.

Full Year 2019 Financial Results

•

Revenue increased to $7.3 million, entirely from increased sales volumes of HO soybean oil and soybean meal following the commercialization of these products in early 2019. During 2019, Calyxt generated $1.7 million of HO soybean oil revenue. We sold all our HO soybean meal production in the year, totaling $5.6 million in revenue.

•	Cost of goods sold increased to $9.3 million reflecting the cost of product sold in the period and an $869,000 valuation reserve against inventories.
•

Gross margin as reported decreased $2.2 million reflecting the higher costs we have experienced at this early stage of commercialization of our HO soybean products. Gross margin, as adjusted, a non-GAAP measure, was negative $4.5 million, or 61 percent, as compared to negative $2.0 million, or 27 percent, as reported under GAAP. See below

Exhibit 99.1

under the heading “Use of Non-GAAP Financial Information” for a discussion of gross margin, as adjusted, and a reconciliation to gross margin, the most comparable GAAP measure.
•

R&D expenses were $12.2 million, compared to $10.4 million in 2018. The increase in R&D expenses is primarily due to $1.6 million of higher non-cash stock compensation expenses, $1.4 million of additional personnel costs, $0.7 million of incremental lab supplies and outsourcing costs, and $0.6 million from the reversal of payroll tax benefits that are no longer realizable. These increases were partially offset by a $3.3 million decrease in grain costs expensed as R&D in 2018.

•

S&SC expenses were $5.2 million, compared to $2.4 million in 2018. The increase in S&SC expenses was driven by $1.2 million of additional personnel costs, $0.9 million incremental allocated expenses for facilities and information technology expenses, and $0.4 million of higher non-cash stock compensation expenses, all the result of our commercialization and acreage expansion in 2019 and 2020.

•

G&A expenses were $19.0 million, compared to $13.4 million in 2018. The increase was driven by $2.9 million of higher non-cash stock compensation expenses, $2.6 million of additional personnel costs, and $1.0 million of incremental professional services expenses. The increases in personnel costs and professional services expenses are partially offset by the benefit of internalizing certain services previously provided by Cellectis.

•

Net cash used in 2019 was $35.3 million, compared to a use of $18.4 million in 2018 excluding the benefit from the May 2018 follow-on capital raise. The commercialization of HO soybean products, including investment in personnel and purchases of grain, drove the increase in cash used in the year.

•	Net loss was $39.6 million, or $(1.21) per basic and diluted share, compared to a net loss of $27.9 million, or $(0.91) per basic and diluted share, in 2018.
•

Adjusted EBITDA, a non-GAAP measure, increased to a loss of $29.8 million in 2019 compared to a loss of $18.9 million in 2018 driven by increased personnel costs, as the costs of commercialization in 2019 were largely offset by reductions in grain costs expensed as R&D in a prior period. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation to net loss, the most comparable GAAP measure.

2020 Financial Guidance

•	Revenue: growth of 90% to 110% year-over-year
•	Gross margin, as adjusted: improvement of 3,000 to 3,500 basis points year-over-year
•	Net cash used: expected range of $34.0 million to $38.0 million

Exhibit 99.1

“We maintained our cash usage trajectory throughout 2019, while building out infrastructure to support the robust growth in our soybean business,” added Bill Koschak, Chief Financial Officer of Calyxt. “With investment in our corporate infrastructure, we are set to scale operations in 2020 – both in terms of finalizing new collaborations and increased sales volumes of our soybean products. Going forward we continue to see high revenue growth and an improved margin profile as we continue to bring new products to market leveraging our proprietary gene-editing technology.”

“Looking forward into 2020, we expect to continue our cash usage rate in line with what we delivered in 2019. I expect that our cash position will be sufficient to fund operations into mid-2021,” concluded Koschak.

Fourth Quarter and Full Year 2019 Results Conference Call

Calyxt, Inc. will hold a conference call today at 8:30 a.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2019. Chief Executive Officer Jim Blome, Chief Financial Officer Bill Koschak and Chief Science Officer Dan Voytas will host the conference call, which will be accompanied by a presentation and followed by a question and answer session.

To access the call, please use the following information:

Date:	Thursday March 5, 2020
Time:	8:30 a.m. EST, 5:30 a.m. PST
Toll Free dial-in number:	1-877-451-6152
Toll/International dial-in number:	1-201-389-0879
Conference ID:	13697762

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please contact MZ Group at +1 (949) 491-8235.

The conference call will be broadcast live at http://public.viavid.com/index.php?id=137490 and via the investor relations section of the Company’s website here.

The conference call will also be available for replay on the investor section of the Company’s website for one month.

Toll Free Replay Number:	1-844-512-2921
International Replay Number:	1-412-317-6671
Replay ID:	13697762

The presentation used in the conference call and webcast will be available for reference on the Company’s IR website at https://ir.calyxt.com/.

Exhibit 99.1

About Calyxt

Calyxt (NASDAQ: CLXT), based in Roseville, Minnesota is a plant-based technology company. We partner with like-minded farmers and companies to deliver plant-based products with wellness and sustainability benefits. We use cutting edge plant breeding techniques to innovate and develop solutions to address unmet consumer and market demands. For further information, please visit our website at www.calyxt.com.

Use of Non-GAAP Financial Information

To supplement our audited financial results prepared in accordance with GAAP, we have prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to our financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding our business.

We provide gross margin, as adjusted, a non-GAAP measure that reflects the impact grain costs expensed as R&D and net realizable value adjustments to inventories have on our reported gross margins. Grain costs expensed as R&D before we commercialize a product have the effect of increasing our reported margins post-launch in periods when product with no associated cost were sold. Net realizable value adjustments to our inventories have the effect of decreasing gross margins in a current period that would have been recorded in the future when the underlying product was sold.

We provide in the tables below a reconciliation of gross margin, as adjusted to gross margin, which is the most directly comparable GAAP financial measure. We provide gross margin, as adjusted, because we believe that this non-GAAP financial metric provides investors with useful supplemental information at this early stage of commercialization as the amounts being adjusted affect the period to period comparability of our gross margins and financial performance.

We do not provide a reconciliation of gross margin, as adjusted, on a forward-looking basis as we are not able to determine this measure without unreasonable effort for future periods. The potential amount of net realizable value adjustments to our inventories at year end 2020 is unknown at this time. We are not able to determine that amount because it involves making assumptions about 2020 ending inventories from 2019 and 2020 plantings, 2021 margin expectations based on future selling prices and product costs and future changes in commodity futures markets prices for soybeans.

Exhibit 99.1

The tables below present a reconciliation of gross margin to gross margin, as adjusted:

	Three months ended December 31,
In Thousands	2019		2018
Gross margin (GAAP measure)		$(1,652)	$2
Gross margin percentage	(44%	)	100%
Adjustments:
Net realizable value adjustment to inventories	37		—
Gross margin, as adjusted		$(1,615)	$2
Gross margin, as adjusted, percentage	(43%	)	100%

	Year Ended December 31,
In Thousands	2019	2018
Gross margin (GAAP measure)	$(1,984)	$236
Gross margin percentage	(27% )	100%
Adjustments:
Grain costs expensed as R&D in a prior period	(3,349)	—
Net realizable value adjustment to inventories	869	—
Gross margin, as adjusted	$(4,464)	$236
Gross margin, as adjusted, percentage	(61% )	100%

We present adjusted EBITDA and define it as net loss excluding interest, net, income tax expense, depreciation and amortization expenses, stock-based compensation expenses, Section 16 officer transition expenses, R&D payroll tax credits that are no longer realizable, grain costs expensed as R&D and net realizable value adjustments to inventories.

We provide in the tables below a reconciliation of adjusted EBITDA to net loss, which is the most directly comparable GAAP financial measure. Because adjusted EBITDA excludes non-cash items and discrete or infrequently occurring items, we believe that adjusted EBITDA provides investors with useful supplemental information about the operational performance of our business and facilitates comparison of our financial results between periods where certain items may vary significantly independent of our business performance.

The tables below present a reconciliation of net loss to adjusted EBITDA:

Exhibit 99.1

	Three months ended December 31,
In Thousands	2019	2018
Net loss (GAAP measure)	$(12,165)	$(8,468)
Non-GAAP adjustments:
Interest, net	186	(176)
Income tax expense	—	—
Depreciation and amortization expenses	556	354
Stock-based compensation expenses	2,610	1,369
Section 16 officer transition expenses	117	336
Research and development payroll tax credit	—	(130)
Grain costs expensed as R&D	—	1,230
Net realizable value adjustment to inventories	37	—
Adjusted EBITDA	$(8,659)	$(5,485)

	Year Ended December 31,
In Thousands	2019	2018
Net loss (GAAP measure)	$(39,612)	$(27,897)
Non-GAAP adjustments:
Interest, net	(110)	(264)
Income tax expense	—	—
Depreciation and amortization expenses	1,607	1,081
Stock-based compensation expenses	9,175	4,385
Section 16 officer transition expenses	1,169	740
Research and development payroll tax credit	411	(250)
Grain costs expensed as R&D	(3,349)	3,349
Net realizable value adjustment to inventories	869	—
Adjusted EBITDA	$(29,840)	$(18,856)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are based on our current assumptions and expectations, are subject to risks and uncertainties.  Forward-looking statements in this press release may include statements about our future financial performance, product pipeline and development, commercialization efforts, regulatory progression, potential collaborations and partnerships, growth strategies, and anticipated trends in our business. These statements are predictions based on our current expectations and projections about future events and trends.  Our actual results could be materially different than those expressed, implied, or anticipated by forward-looking statements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements

Exhibit 99.1

expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Calyxt Media Contact:

Trina Lundblad, Director of Corporate Communications

(612) 790-0514

media@calyxt.com

Calyxt Investor Relations Contact:
Chris Tyson, Managing Director

MZ Group – MZ North America
(949) 491-8235

CLXT@mzgroup.us
www.mzgroup.us

Exhibit 99.1

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$58,610	$93,794
Restricted cash	388	381
Trade accounts receivable	1,122	—
Due from related parties	—	46
Inventory	2,594	—
Prepaid expenses and other current assets	808	1,301
Total current assets	63,522	95,522
Non-current restricted cash	1,040	1,113
Land, buildings and equipment	23,212	21,850
Other non-current assets	324	306
Total assets	$88,098	$118,791
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,077	$818
Accrued expenses	2,544	2,007
Accrued compensation and benefits	2,181	1,305
Due to related parties	977	1,905
Current portion of financing lease obligations	356	258
Other current liabilities	61	711
Total current liabilities	7,196	7,004
Financing lease obligations	18,244	18,227
Other non-current liabilities	150	163
Total liabilities	25,590	25,394
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 33,033,689 shares issued and 32,951,329 shares outstanding as of December 31, 2019 and 32,664,429 shares issued and 32,648,893 shares outstanding as of December 31, 2108	3	3
Additional paid-in capital	185,588	176,069
Common stock in treasury, at cost, shares of 82,360 as of December 31, 2019 and 15,536 as of December 31, 2018	(1,043)	(230)
Accumulated deficit	(122,057)	(82,445)
Accumulated other comprehensive income	17	—
Total stockholders’ equity	62,508	93,397
Total liabilities and stockholders’ equity	$88,098	$118,791

Exhibit 99.1

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands Except Shares and Per Share Amounts)

	Year Ended December 31,
	2019	2018
Revenue	$7,296	$236
Costs of goods sold	9,280	—
Gross margin	(1,984)	236
Operating expenses:
Research and development	12,213	10,358
Selling and supply chain	5,172	2,352
General and administrative	18,966	13,356
Management fees	1,338	2,285
Total operating expenses	37,689	28,351
Loss from operations	(39,673)	(28,115)
Interest, net	110	264
Foreign currency transaction (loss)	(49)	(46)
Loss before income taxes	(39,612)	(27,897)
Income taxes	—	—
Net loss	$(39,612)	$(27,897)
Basic and diluted loss per share	$(1.21)	$(0.91)
Weighted average shares outstanding - basic and diluted	32,805,684	30,683,421

Exhibit 99.1

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2019	2018
Operating activities
Net loss	$(39,612)	$(27,897)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expenses	1,607	1,081
Loss on disposal of land, buildings and equipment	—	23
Stock-based compensation	9,175	4,385
Unrealized foreign exchange gain loss	—	(12)
Changes in operating assets and liabilities:
Trade accounts receivable	(1,122)	—
Due to/from related parties	(882)	676
Inventory	(2,594)	—
Prepaid expenses and other assets	493	(726)
Accounts payable	259	(118)
Accrued expenses	537	985
Accrued compensation and benefits	876	360
Other accrued liabilities	(670)	940
Other non-current assets	(18)	51
Net cash used by operating activities	(31,951)	(20,252)
Investing activities
Purchases of land, buildings and equipment	(2,969)	(1,847)
Other	—	50
Net cash used by investing activities	(2,969)	(1,797)
Financing activities
Costs incurred related to the issuance of stock	—	(665)
Proceeds from common stock issuance	—	57,706
Repayments of financing lease obligations	(275)	—
Advances from Cellectis	—	—
Repayment of advances from Cellectis	—	—
Proceeds from the exercise of stock options	344	2,622
Costs incurred related to shares withheld for net settlement	(813)	(230)
Proceeds from sale and leaseback of land, buildings and equipment	414	1,240
Net cash (used) provided by financing activities	(330)	60,673
Net (decrease) increase in cash, cash equivalents and restricted cash	(35,250)	38,624
Cash, cash equivalents and restricted cash - beginning of period	95,288	56,664
Cash, cash equivalents and restricted cash - end of period	$60,038	$95,288